Exhibit 99.1

MIDDLESEX WATER ANNOUNCES

THIRD QUARTER FINANCIAL RESULTS

Iselin, NJ, (October 29, 2021) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported third quarter diluted earnings per share of $0.65, as compared to $0.72 per share for the same period in 2020. Net income decreased $1.3 million to $11.5 million.

Third Quarter Results

The Company reported that its consolidated operating revenues of $39.9 million for the three months ended September 30, 2021, were comparable to the three months ended September 30, 2020. Revenues were affected by:

•	$0.8 million increase related to customer growth in our Delaware systems;
•	$0.5 million decrease in the Middlesex System in New Jersey due to decreased weather-related demand from retail and wholesale customers; and
•	$0.3 million decrease due primarily to lower non-regulated contract activities.

Operation and maintenance expenses for the three months ended September 30, 2021 increased $1.0 million from the same period in 2020. This was primarily due to increased labor costs, increased production costs resulting from higher treatment costs from weather-impacted changes and outside services costs prompted by higher regulatory and corporate activity, including compliance with America’s Water Infrastructure Act of 2018.

Depreciation expense for the three months ended September 30, 2021 increased $0.8 million from the same period in 2020 due to a higher level of utility plant in service, including the completion of a major upgrade to our largest treatment plant in New Jersey.

“Separate from variations in weather patterns affecting revenues and related water production costs, we continue to experience positive organic growth and execute on our large capital program. The program includes recently completed major upgrades in our water distribution system as well as completion of a new ozone treatment facility at our largest water treatment plant in New Jersey. Our significant investments in utility infrastructure under the banner of Water For Tomorrow® have placed us at the end of our traditional ratemaking cycle, which facilitated a need to seek rate relief in New Jersey where that proceeding remains in progress. We are pleased that completion of these major projects is already providing value to customers and will also provide value for generations to come,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

Nine Month Results

Consolidated operating revenues, for the nine months ended September 30, 2021, were $109.1 million, an increase of $2.2 million from the same period in 2020, primarily due to increased water consumption and customer growth in our Delaware systems and higher non-regulated revenues from our contract to operate and maintain the Borough of Highland Park, New Jersey’s water and wastewater systems, which commenced July 1, 2020. For the nine months ended September 30, 2021, diluted earnings per share were $1.66 as compared to $1.71 for the same period in 2020.

Operation and maintenance expenses for the nine months ended September 30, 2021 increased $2.5 million from the same period in 2020 due to higher weather-related main break activity and higher labor costs.

Depreciation expense for the nine months ended September 30, 2021 increased $1.7 million from the same period in 2020 due to a higher level of utility plant in service.

 Board Declares Dividend

As previously announced, our Board of Directors declared a cash dividend of $0.29 per common share payable on December 1, 2021 to shareholders of record as of November 13, 2021. This represents a 6.4% increase from the $0.2725 per share dividend declared in July of 2021.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Operating Revenues	$39,874	$39,920	$109,117	$106,965

Operating Expenses:
Operations and Maintenance	18,950	17,949	55,265	52,761
Depreciation	5,504	4,721	15,523	13,798
Other Taxes	3,996	4,073	11,456	11,318

Total Operating Expenses	28,450	26,743	82,244	77,877

Operating Income	11,424	13,177	26,873	29,088

Other Income (Expense):
Allowance for Funds Used During Construction	344	953	2,376	2,871
Other Income (Expense), net	744	444	2,308	1,164

Total Other Income, net	1,088	1,397	4,684	4,035

Interest Charges	2,101	1,906	5,910	5,521

Income before Income Taxes	10,411	12,668	25,647	27,602

Income Taxes	(1,065)	(69)	(3,658)	(2,516)

Net Income	11,476	12,737	29,305	30,118

Preferred Stock Dividend Requirements	30	30	90	90

Earnings Applicable to Common Stock	$11,446	$12,707	$29,215	$30,028

Earnings per share of Common Stock:
Basic	$0.65	$0.73	$1.67	$1.72
Diluted	$0.65	$0.72	$1.66	$1.71

Average Number of
Common Shares Outstanding :
Basic	17,491	17,466	17,485	17,455
Diluted	17,606	17,581	17,600	17,570